RedChip Radio Interview: 08/02/07

Dave Gentry, President of RedChip Companies, Inc., Interviews President and CEO of H2Diesel, David Gillespie

Dave Gentry: Hi. This is Dave Gentry from RedChip Radio. I’m here today with Dave Gillespie, the President and CEO of H2Diesel, symbol HTWO on the OTC Bulletin Board. How are you doing today?

David Gillespie: Terrific, Dave - thanks for having me.

DG: It’s my pleasure.  You were Vice President over at Duke Energy before you came in as CEO of H2Diesel, correct?

D GILL: That’s right.

DG: And you came over here, obviously your press release of May 21st, you guys are commercializing a revolutionary technology for the manufacturing of biofuel using renewable vegetable oils and animal fats.  First, tell me why did you become president of this company? You were with Duke Energy - billion dollar company to a small start-up?

D GILL: I often wonder that myself. Just teasing.  Actually, I’ve always been very interested in the renewable energy space, and I’ve always believed that renewables will be filling an ever greater role in our country and really the world’s energy portfolio going forward; you know whether it’s because of needs of energy security or reducing our carbon footprint or just generally a more sustainable environment and so I had really shopped around for sort of what my next opportunity might be and I looked at a number of companies before I came on to this one. Really the thing that caused me to take on this company was that I became very excited about the technology, it fits in this market in a way that other technologies don’t and I really thing it has a great opportunity and we’re ready to take off here.

DG: Okay good, again I’m here with David Gillespie, President and CEO of H2Diesel symbol HTWO.  Talk to me about your position over at Duke Energy, what did you do at Duke Energy?

D GILL: I was responsible for Duke’s unregulated generation business; primarily focused in the Western US and Canada. My team was responsible for developing new plants, new markets, getting those plants constructed, and managing the businesses around those facilities.

DG: Okay, and how big was that unregulated business for Duke over there?

D GILL: Well, in round numbers that was about an 8,000 megawatt portfolio of assets and around about 3 billion dollars in investments.

DG: Okay, that’s impressive.  You’ve assembled quite a board of directors, you have John Mack, former treasurer at Bank of America, Phil Pierce, was former chairman of Nasdaq.  How did you get people of this caliber on the board?

D GILL: Well honestly, I think the same things that attracted me to this company attracted those folks too.  I think that these are guys that have done a lot of things and seen a lot of things and this is really an exciting opportunity, so I think we really played into the entrepreneurial spirit that both John and Phil have and you know, they share our view of the value and positioning that renewables have today and they give us a lot of really terrific insight and perspective that has really helped us out a lot.

DG: What is it about this technology that you’re in love with here? Why is this a world changer?

D GILL: Well, I guess the short answer here is that it’s better and cheaper than its competitors. I think that maybe the longer answer is in a world full of lots of biofuel choices out there (there are a number of them) primarily I think of biodiesel which is the most ubiquitous product on the market, most of those are geared to the motor vehicle markets and biodiesel is a terrific product and they’ve made a lot of progress getting that product to motor vehicle markets but what we offer is a solution to stationary applications; an addition to those motor vehicle markets that is in our view very compelling. And so not only do we view ourselves to be chasing after the motor vehicle market but also more into power generation and cruise ships and marine applications and stationary eating and processing kinds of energy loads. So it’s a broader marketing view.

DG: Right.  So these power plants, I know you have announced that you have a test coming up with Dynergy? Is that correct?

D GILL: That’s right

DG: And what could be the outcome if that test goes well?

D GILL: Well, we believe that a number of things will result from that test when it’s successful. The first is it expands our body of application testing of research into a combustion turbine/gas turbine application which is something that we have wanted to do for some time. So there is a certain amount of research and development benefit that we get from using our fuel and that kind of technology but more broadly than that I think it will give us a significant demonstration of initial market acceptance and we are very excited to be working with Dynergy on this. We believe a successful test in this kind of technology will open a lot of doors for us in similar situations to Dynergy, that is, there are a great number of generating facilities that are virtually identical to the plant we will be testing in and a demonstration at Dynergy not only says that it works in the technology but that a very creditable player in that business views our product in a favorable way and we ultimately believe that will yield things like sales, for example.

DG: Umm hmm, right. That’s why we’re in business. Now what?

D GILL: That’s right. We like sales.

DG: When will you get the results of that test?

D GILL: Well, our plan is to do the test in the coming weeks and the results of the test will be available very shortly thereafter. We haven’t scheduled a specific date; I believe we will be able to demonstrate something within the next month or so.

DG: Okay. Again I’m on with David Gillespie, the President and CEO of H2Deisel symbol HTWO. David was a former Vice President at Duke Energy. To what extent will you be able to leverage your contacts at Duke Energy and those clients you served there into this enterprise?

D GILL: Well certainly that’s a significant advantage, I’d like to think we bring that to the table and we have certainly reached out to all of our friends in the industry and are making a lot of good contacts there. If nothing else, what I bring to the table is a level of credibility that will at least initially get my phone calls returned. Now we still have to prove ourselves naturally to win the hearts and minds of these customers but certainly I have a long relationship with the folks at Dynergy. Indeed, Duke used to own the facility we are going to be doing our testing in. Really those relationships are certainly very valuable to us pursuing at least this market which is really about one of the several markets we’re working on.

DG: How large is this power generation markets, these power plants?

D GILL: Well, in round numbers there was approximately 600 million gallons of distillate fuel oil to use to generate electricity in 2006. That’s a pretty significant number.

DG: Sure is. What part of that market could you potentially capture?

D GILL: Well, in concept all of it.

DG: One thing we haven’t talked about, these power plants, they want this type of biofuel because they get tax credits from both state and potentially Federal Government, correct?

D GILL: Yes, well really the value proposition, Dave, is one where we target facilities that are what I would categorize as environmentally and financially challenged. And that’s to say that the plants are generally based on older technology and as a result they are less efficient than today’s current state of the art and they emit significantly more in the way of pollutants than today’s state of the art. But at the same time these plants don’t run very frequently they are what are called peaking plants in the jargon of the industry. They only run a couple of hundred hours a year. The owners of those facilities are really unable to justify any of the capital dollars that might be put towards improving their performance. Similarly, they are very often located in urban environments and as a result there are a lot of neighbors around that have lots of concerns about things like environmental justice and local air quality and the like. So they are sort of high profile neighbors if you would. So really, it’s a challenge for the owners of these facilities and at the same time absolutely critical for keeping the lights on when there are periods of peak electric demand in the hot hot summer and the cold cold winter. What we offer these facility owners is the ability to improve their profitability and to turn their environmental liability into an environmental asset. The way we do that is by offering them a simple fuel conversion that requires little or no capital investment on their part. Simply switch from the petroleum distillate fuel that they burn today to our fuel. What that does for them is gives them now a fuel that has no sulfur, much lower nox, much lower particulate is carbon neutral and tells a much better environmental and renewable story for a price that’s about the same as what they’re paying today. On top of that, not only does it improve the environmental and sort of the PR perception of their facility, but in many cases the plant is eligible for tax and renewable energy credits which leads to improving the margins of the plant and better profitability. We do that as a very compelling value proposition and frankly it’s one that our competitors can’t reach.

DG: Right. Fantastic! To what extent is H2Diesel entitled to tax credits once you begin manufacturing this fuel?

D GILL: Well, in the jargon of the tax code in which I have become painfully conversant in over the last several months, we are what is deemed an alternative fuel. Under the excise tax code, we are eligible for a 50 cent a gallon blending credit by meeting the definition of that fuel.

DG: When will you start to produce this fuel?

GIL: We’re in the process right now as we speak as a matter of fact of commissioning our first pilot plant which we’re partnering with the Twin Rivers Technologies Company. That facility is near Cincinnati, Ohio and its capability will be 3 million gallons a year, approximately, of H2Diesel Biofuel. We anticipate that plant will be making product within the next two weeks.

DG: 3 million gallons. You’ll sell this for what, 2 dollars a gallon?

D GILL: Well I think round about 2 dollars is the current market today plus/minus. Certainly there is a lot of volatility around the price of oil these days. There are regional differences in terms of deliverability and the cost of transportations and the like. A good round number is two dollars.

DG: Right. Again, we are on with David Gillespie, President and CEO of H2Diesel. We are talking about his revolutionary technology; a biofuel that is a 100 percent renewable product. While your traditional biodiesel products are still 80 percent petroleum based. These power plants that you initially are targeting, you said it is a simple fuel conversion for them from their fuel to your biofuel. What do they actually have to do from their plant to run your fuel?

D GILL: In essence, nothing. To give you an example of how we’re doing our testing at the Dynergy location, we’re simply rolling up a number of tanker trucks next to their plant and running a big hose to the inlet fuel pump piping of their facility. That’s really about it.

DG: Ok. Sounds simple enough. Now is it part of your strategy to co-locate your production facilities near or by these power plants.

D GILL: It is Dave. I also think it helps illustrate one of the things that makes us stand out and makes us unique. Our facilities are a very simple, but precise blending process and as a result of that our facilities don’t take up nearly the space that a typical say biodiesel or oil refinery would take up which is often measured in multiple acres. A 25 million gallon production facility for our product just to give you sort of a rule of thumb would fit in the space of just about 2,500 square feet. What that does is allows us to take advantage of the fuel storage and transportation infrastructure that is typically available on our customers site because where we are going to replace distillate fuel oils, naturally there are already facilities in place to both handle and store that product which we can then use to handle and store our product. That simply serves to leverage up the value for our end use customers.

DG: Okay, again, you’re making this product from vegetable oils and animal fats. Is the process itself patented or patent pending?

D GILL: Yes it is. It’s both. We have what is called a formula and a means and methods patent in the patent process. Fundamentally what that means is that not only is the recipe for the fuel, if you would, part of the patent but also the means of combining the ingredients is also part of the patent because without one you don’t have the other. It’s important that while it’s not complicated it is indeed precise and so the patents cover kind of the package of both the recipe and the process.

DG: Before you took the position as president of this company you verified this technology, you saw concrete evidence that this fuel works, correct?

D GILL: That’s right.

DG: Who invented this technology?

D GILL: Actually, this technology was invented by a chemist in Italy that put in a number of years of what I sort of characterize as sweat equity into devising the right set of attitudes and emulsifying agents to yield favorable fuel properties. It was really very much sort of one part science, one part trial and error. At the end of the day what we have found is a product that we can readily tune to specific customer applications and so we’re able to offer a customized fuel solution to customers where other processes are not able to do that.

DG: How have you financed the company up to this point?

D GILL: We’ve raised equity through the usual sorts of markets. We’ve got at least a couple of private placements. Our investors are primarily a mix of funds and high net-worth investors.

DG: Okay. I believe you’ve raised about $8 million at this point? Is that correct?

D GILL: That sounds about right.

DG: What’s your current cash position?

D GILL: We have about $3 plus million in the bank today which we sort of made a conscious effort of funding at the burn rate rather than putting a big nest egg into CDs. We’ll undoubtedly raise cash out into the future. At this stage in the game we’ve been funding the burn rate.

DG: What is the burn rate?

D GILL: About two hundred.

DG: Two hundred thousand a month or quarter?

D GILL: A month.

DG: Two hundred thousand a month. So you’ve got enough cash to last you another year or so provided you don’t have to build a plant, but you’ll have to build a plant to serve these power generation plants.

D GILL: Right. So our strategy is we will go out and raise the next round of capital for the express purpose of building the plant and funding the working capital associated with running the place.

DG: Would you be thinking of debt structure? It seems to me it would be easy to get money once you have these contracts in hand with the Dynergys of the world.

D GILL: I think we’re open to really a number of structures. We’ll look at anything frankly from straight equity through project finance debt and anything in between ultimately with an eye on how does it affect our current stake holders and how flexible does it leave the company.

DG: Right. 17 million shares out today approximately 1.2 in the float. Pretty good share structure there and certainly not overly diluted at this point. Plenty of room to do financings with the right types of people. It seems to me you’ve been very careful up to this point. I’m sure you will in the future in you’re capital raises.

D GILL: I try to be.

DG: What can you tell investors today? Why should they be buying your stock now?

D GILL: We’ll I guess really Dave, I view us to be very close to an inflection point for this business. We’ve generated really a tremendous amount of interest in this industry around the fuel. Similar to our Dynergy agreement we have a number of other very similar arrangements in the pipeline.  We are close to announcing test results once we have test results and facilities when facilities are up and running. I believe we’re going to see some very significant milestones in the way of sales and revenue and ultimately cash flow from this company in the very near future.  At this stage of the game I think we really represent a bargain.

DG: The stock is currently trading in the five dollar range. What I heard you just say is you believe you will begin generating revenues in the near term, you believe the Dynergy test will go well, if that goes well obviously it opens doors to contracts with other power plants. You said earlier that the power plants in the US run about 600 gallons of distillate a year.

D GILL: 600 million gallons

DG: I’m sorry. Thank you. 600 million gallons of distillate a year. If you can capture only ten percent of that you’re a 100 million dollar a year company.

D GILL: That’s just power. That doesn’t even look at heating fuel which is a much bigger market by far.

DG: Heating fuel, right and you’re also targeting the cruise industry right?

D GILL: Yes.

DG: I appreciate you’re time today David. This is an exciting story. Again I’ve been on with President and CEO of H2Diesel. That’s ticker symbol HTWO. I encourage you to do your homework and come see David present in New York, August 16th and 17th at the Waldorf Astoria at the RedChip Small-Cap Conference. David, any closing comments today?

D GILL: We’ll I just wanted to say thank you for taking the time Dave for having us on. I look forward to seeing folks on the 16th and 17th. Watch for us because hopefully we’ll be making some noise pretty soon.

DG: I’m looking forward to meeting you David. Thank you very much David.

D GILL: Okay. Take care.

DG: Goodbye.